Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Media Contacts:	Tracy Ogden	Investor Contacts:	Teri Loxam
	(908) 740-1747		(908) 740-1986

	Claire Gillespie		Amy Klug
	(267) 305-0932		(908) 740-1898

Merck Announces Fourth-Quarter and Full-Year 2017 Financial Results

•            Fourth-Quarter 2017 Worldwide Sales Were $10.4 Billion, an Increase of 3 Percent, Including a 1 Percent Positive Impact from Foreign Exchange; Full-Year 2017 Worldwide Sales Were $40.1 Billion, an Increase of 1 Percent

•            Fourth-Quarter 2017 GAAP EPS Was $(0.32), Reflecting a $2.6 Billion Provisional Charge Related to U.S. Tax Legislation; Fourth-Quarter Non-GAAP EPS Was $0.98

•            Full-Year 2017 GAAP EPS Was $0.93, Reflecting a $2.6 Billion Provisional Charge Related to U.S. Tax Legislation and a $2.35 Billion Charge Related to the Formation of a Strategic Oncology Collaboration With AstraZeneca; Full-Year Non-GAAP EPS Was $3.98

•            2018 Financial Outlook

•                  Anticipates Full-Year 2018 Worldwide Sales to Be Between $41.2 Billion and $42.7 Billion, Including an Approximately 1 Percent Positive Impact from Foreign Exchange

•                  Expects Full-Year 2018 GAAP EPS to Be Between $2.97 and $3.12; Expects Non-GAAP EPS to Be Between $4.08 and $4.23, Including an Approximately 1 Percent Negative Impact from Foreign Exchange

•                  KEYTRUDA Significantly Improved Overall Survival and Progression-Free Survival as First-Line Treatment in Combination with Pemetrexed and Platinum Chemotherapy for Patients With Metastatic Non-squamous Non-Small Cell Lung Cancer in KEYNOTE-189 Study

KENILWORTH, N.J., Feb. 2, 2018 — Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the fourth quarter and full year of 2017.

“Our 2017 results reflect the underlying strength of our business and our ability to grow, despite significant headwinds,” said Kenneth C. Frazier, chairman and chief executive officer, Merck. “We enter 2018 with strong operating momentum, based on our key pillars of growth that will enable us to deliver on our mission of improving patients’ lives.”

Financial Summary

	Fourth Quarter		Year Ended
$ in millions, except EPS amounts	2017	2016	Dec. 31, 2017	Dec. 31, 2016
Sales	$10,433	$10,115	$40,122	$39,807
GAAP net (loss) income[1]	(872)	(594)	2,568	3,920
Non-GAAP net income that excludes certain items[1,2]*	2,665	2,470	10,933	10,538
GAAP EPS	(0.32)	(0.22)	0.93	1.41
Non-GAAP EPS that excludes certain items[2]*	0.98	0.89	3.98	3.78

*Refer to table on page 10.

Worldwide sales were $10.4 billion for the fourth quarter of 2017, an increase of 3 percent compared with the fourth quarter of 2016, including a 1 percent positive impact from foreign exchange. Full-year 2017 worldwide sales were $40.1 billion, an increase of 1 percent compared with the full year of 2016.

Sales in the fourth quarter and full year of 2017 reflect incremental sales of approximately $140 million and $400 million, respectively, due to the recording of vaccine sales from 19 European countries that were part of the Sanofi Pasteur MSD (SPMSD) vaccines joint venture, which was terminated on Dec. 31, 2016.

In addition, sales in the fourth quarter of 2017 include approximately $115 million for the partial replenishment of doses of GARDASIL 9 (Human Papillomavirus 9-valent Vaccine, Recombinant), a vaccine to prevent certain cancers and other diseases caused by HPV, that were borrowed from the U.S. Centers for Disease Control and Prevention (CDC) Pediatric Vaccine Stockpile in the third quarter. The effect of the borrowing and subsequent partial replenishment resulted in a net reduction in sales of $125 million for the full year of 2017.

Sales in the fourth quarter of 2017 compared with the fourth quarter of 2016 also reflect a favorable impact of approximately $150 million due to the timing of shipments in Japan in the prior year.

As expected, revenue in the fourth quarter and full year of 2017 was unfavorably affected by approximately $125 million and $260 million, respectively, from lost sales in certain markets related to the cyber-attack that occurred in June.

GAAP (generally accepted accounting principles) earnings (loss) per share assuming dilution (EPS) were $(0.32) for the fourth quarter and $0.93 for the full year of 2017, which reflect the impact of recently enacted U.S. tax legislation and for the full year also reflect a

1         Net (loss) income attributable to Merck & Co., Inc.

2         Merck is providing certain 2017 and 2016 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results and permits investors to understand how management assesses performance. Management uses these measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. Senior management’s annual compensation is derived in part using non-GAAP income and non-GAAP EPS. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP. For a description of the items, see Tables 2a and 2b attached to this release.

charge related to the formation of a strategic oncology collaboration with AstraZeneca. Non-GAAP EPS of $0.98 for the fourth quarter and $3.98 for the full year of 2017 excludes acquisition- and divestiture-related costs, restructuring costs, a $2.6 billion provisional charge related to the U.S. tax legislation and certain other items. Non-GAAP EPS for the full year of 2017 also excludes a $2.35 billion aggregate charge related to the formation of the collaboration with AstraZeneca.

Pipeline Highlights

Merck expanded its focus in oncology by further advancing the development program for KEYTRUDA (pembrolizumab), an anti-PD-1 therapy, and Lynparza (olaparib), a PARP inhibitor co-developed and co-commercialized with AstraZeneca, and receiving key regulatory approvals.

•                  Merck announced the pivotal Phase 3 KEYNOTE-189 trial investigating KEYTRUDA in combination with pemetrexed (Alimta) and cisplatin or carboplatin, for the first-line treatment of patients with metastatic non-squamous non-small cell lung cancer (NSCLC), met its dual primary endpoints of overall survival (OS) and progression-free survival (PFS). Based on an interim analysis conducted by the independent Data Monitoring Committee, treatment with KEYTRUDA in combination with pemetrexed plus platinum chemotherapy resulted in significantly longer OS and PFS than pemetrexed plus platinum chemotherapy alone. Results from the trial will be presented at an upcoming medical meeting and submitted to regulatory authorities. KEYTRUDA, in combination with pemetrexed and platinum chemotherapy, is the first immuno-oncology combination to show improved OS for the first-line treatment of patients with metastatic non-squamous NSCLC.

•                  The Japanese Ministry of Health, Labour and Welfare approved KEYTRUDA for the treatment of patients with radically unresectable urothelial carcinoma who progressed after cancer chemotherapy.

•                  The company announced the pivotal Phase 3 KEYNOTE-061 trial investigating KEYTRUDA as a second-line treatment for patients with advanced gastric or gastroesophageal junction adenocarcinoma did not meet its primary endpoint of overall survival in patients whose tumors expressed PD-L1.

•                  The company and The European Organisation for Research and Treatment of Cancer (EORTC) announced the Phase 3 EORTC1325/KEYNOTE-054 trial investigating KEYTRUDA as monotherapy for surgically resected high-risk melanoma met the primary endpoint of recurrence-free survival and, based on an interim analysis and following review by the Independent Data Monitoring Committee, resulted in significantly longer recurrence-free survival than placebo.

•                  The U.S. Food and Drug Administration (FDA) accepted for review the supplemental Biologics License Application (sBLA) for KEYTRUDA for the treatment of adult and pediatric patients with refractory primary mediastinal B-cell lymphoma, or who have relapsed after two or more prior lines of therapy. The FDA granted Priority Review status with a PDUFA date of April 3, 2018, and previously granted Breakthrough Therapy Designation to KEYTRUDA in January 2017 for this indication.

•                  The FDA granted Breakthrough Therapy Designation for KEYTRUDA in combination with Eisai’s multiple receptor tyrosine kinase inhibitor Lenvima (lenvatinib) for the potential treatment of patients with advanced and/or metastatic renal cell carcinoma, which is being jointly developed as part of a collaboration between Merck and Esai. This marks the 12th Breakthrough Therapy Designation granted to KEYTRUDA.

•                  The FDA approved Lynparza for use in patients with germline BRCA-mutated, HER2-negative metastatic breast cancer who have been previously treated with chemotherapy either in the neoadjuvant, adjuvant or metastatic settings. Lynparza is the first PARP inhibitor approved for breast cancer. A supplemental New Drug Application (NDA) was submitted to Japan’s Pharmaceuticals and Medical Devices Agency for the same use.

•                  The Japanese Ministry of Health, Labour and Welfare approved Lynparza for use as a maintenance therapy for patients with platinum-sensitive relapsed ovarian cancer, regardless of their BRCA mutation status, who responded to their last platinum-based chemotherapy. Lynparza is the first PARP inhibitor approved in Japan.

Merck and Pfizer announced that the FDA approved STEGLATRO (ertugliflozin) tablets, an oral sodium-glucose cotransporter 2 (SGLT2) inhibitor, the fixed-dose combination STEGLUJAN (ertugliflozin and sitagliptin) and the fixed-dose combination SEGLUROMET (ertugliflozin and metformin hydrochloride) to help improve glycemic control in adults with type 2 diabetes. Additionally, the Committee for Medicinal Products for Human Use of the European Medicines Agency adopted a positive opinion for these medicines.

The FDA and European Commission approved PREVYMIS (letermovir), once-daily tablets for oral use and injection for intravenous infusion, indicated for prevention of cytomegalovirus (CMV) infection and disease in adult CMV-seropositive recipients of an allogeneic hematopoietic stem cell transplant.

The FDA accepted for review two NDAs for doravirine, the company’s investigational non-nucleoside reverse transcriptase inhibitor, for the treatment of HIV-1 infection in adults. The NDAs include data for doravirine as a once-daily tablet for use in combination with other antiretroviral agents and for use of doravirine with lamivudine and tenofovir disoproxil fumarate in a once-daily fixed-dose combination single tablet as a complete regimen. The PDUFA date for both applications is Oct. 23, 2018.

The FDA approved ISENTRESS (raltegravir), the company’s integrase inhibitor, for use in combination with other antiretroviral agents for the treatment of HIV-1 in newborn patients from birth to four weeks of age weighing at least 2 kg.

Fourth-Quarter and Full-Year Revenue Performance

The following table reflects sales of the company’s top pharmaceutical products, as well as total sales of animal health products.

	Fourth Quarter				Year Ended
$ in millions	2017	2016	Change	Change Ex-Exchange	Dec. 31, 2017	Dec. 31, 2016	Change	Change Ex-Exchange
Total Sales	$10,433	$10,115	3%	2%	$40,122	$39,807	1%	1%
Pharmaceutical	9,290	8,904	4%	3%	35,390	35,151	1%	1%
JANUVIA / JANUMET	1,524	1,509	1%	0%	5,896	6,109	-3%	-4%
KEYTRUDA	1,297	483	169%	166%	3,809	1,402	172%	171%
GARDASIL / GARDASIL 9	633	542	17%	15%	2,308	2,173	6%	6%
ZETIA / VYTORIN	509	873	-42%	-44%	2,095	3,701	-43%	-44%
PROQUAD, M-M-R II and VARIVAX	403	405	0%	-1%	1,676	1,640	2%	2%
ISENTRESS / ISENTRESS HD	308	337	-9%	-11%	1,204	1,387	-13%	-14%
ZEPATIER	296	229	29%	27%	1,660	555	199%	199%
PNEUMOVAX 23	263	238	11%	11%	821	641	28%	29%
SIMPONI	217	186	17%	10%	819	766	7%	6%
BRIDION	209	139	50%	49%	704	482	46%	46%
Animal Health	981	884	11%	8%	3,875	3,478	11%	11%
Other Revenues	162	327	-51%	-27%	857	1,178	-27%	-13%

Pharmaceutical Revenue

Fourth-quarter pharmaceutical sales increased 4 percent to $9.3 billion, including a 1 percent positive impact from foreign exchange. The increase was driven primarily by significant growth of KEYTRUDA, reflecting the company’s continued launches with new indications globally. Strong momentum for the treatment of patients with NSCLC contributed significantly to KEYTRUDA’s overall growth, as it is the only anti-PD-1 approved in the first-line setting.

Sales of GARDASIL [Human Papillomavirus Quadrivalent (Types 6, 11, 16 and 18) Vaccine, Recombinant] and GARDASIL 9, vaccines to prevent certain cancers and other diseases caused by HPV, increased in the fourth quarter driven primarily by the commercial launch in China and growth in Europe due to the termination of the SPMSD joint venture noted above, partially offset by lower sales in the United States. The decline in U.S. sales reflects the timing of public sector purchasing that was largely offset by the partial replenishment of borrowed doses into the CDC stockpile noted above.

The ongoing launch of BRIDION (sugammadex) Injection 100 mg/mL, a medicine for the reversal of neuromuscular blockade induced by rocuronium bromide or vecuronium bromide in adults undergoing surgery, also contributed to growth in the quarter driven by strong global demand.

Pharmaceutical sales also reflect higher sales of ZEPATIER (elbasvir and grazoprevir), a medicine for the treatment of chronic hepatitis C virus genotypes 1 or 4 infection, due to ongoing launches across Europe and Asia Pacific. The company anticipates that future sales of ZEPATIER will be unfavorably affected by increasing competition and declining patient volumes.

Performance of JANUVIA (sitagliptin) and JANUMET (sitagliptin and metformin HCI), medicines that help lower blood sugar in adults with type 2 diabetes, reflects pricing pressure offset by continued volume growth globally.

Sales growth for the quarter was partially offset by impacts from the loss of U.S. market exclusivity for ZETIA (ezetimibe) in late 2016 and VYTORIN (ezetimibe/simvastatin) in April 2017, medicines for lowering LDL cholesterol; biosimilar competition for REMICADE (infliximab), a treatment for inflammatory diseases, in the company’s marketing territories in Europe; and the 2017 loss of exclusivity for CANCIDAS (caspofungin acetate for injection), an antifungal, in Europe. In the aggregate, sales of these products declined approximately $500 million during the fourth quarter of 2017 compared to the fourth quarter of 2016.

Sales of ZOSTAVAX (zoster vaccine live), a vaccine for the prevention of herpes zoster, declined significantly in the quarter, primarily due to the approval of a competitor product that received a preferential recommendation from the U.S. Advisory Committee on Immunization Practices on Oct. 25, 2017. The company anticipates that future sales of ZOSTAVAX will be unfavorably affected by this competition.

Full-year 2017 pharmaceutical sales increased 1 percent to $35.4 billion. Growth was driven by the ongoing global launches of KEYTRUDA, ZEPATIER and BRIDION. In the aggregate, sales of these products increased $3.7 billion in 2017 compared to 2016. These increases were mostly offset by sales declines of the products affected by loss of exclusivity as described above for the quarter, as well as CUBICIN (daptomycin for injection), an I.V. antibiotic, SINGULAIR (montelukast sodium), a once-a-day oral medicine for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, NASONEX (mometasone furoate monohydrate), an inhaled nasal corticosteroid for the treatment of nasal allergy symptoms, and other products which together totaled $3.3 billion. Additionally, sales growth was offset by declines in the diabetes franchise due to pricing pressure partially offset by continued volume growth globally.

Animal Health Revenue

Animal Health sales totaled $981 million for the fourth quarter of 2017, an increase of 11 percent compared with the fourth quarter of 2016, including a 3 percent positive impact from foreign exchange. Worldwide sales for the full year of 2017 were $3.9 billion, also an increase of 11 percent. Growth in both periods was driven by sales increases in companion animal products, primarily the BRAVECTO (fluralaner) line of products that kill fleas and ticks in dogs and cats for up to 12 weeks, and companion animal vaccines. Additionally, higher sales of ruminants products, swine products and poultry products all contributed to growth.

Fourth-Quarter and Full-Year Expense, EPS and Related Information

The tables below present selected expense information.

$ in millions	GAAP	Acquisition- and Divestiture- Related Costs[3]	Restructuring Costs	Certain Other Items	Non-GAAP[2]
Fourth-Quarter 2017
Materials and production	$3,406	$737	$17	$—	$2,652
Marketing and administrative	2,580	4	(1)	—	2,577
Research and development	2,055	(5)	—	—	2,060
Restructuring costs	306	—	306	—	—
Other (income) expense, net	(19)	1	—	(7)	(13)

Fourth-Quarter 2016
Materials and production	$3,332	$756	$32	$—	$2,544
Marketing and administrative	2,593	22	4	—	2,567
Research and development	4,650	2,897	9	—	1,744
Restructuring costs	265	—	265	—	—
Other (income) expense, net	631	35	—	564	32

$ in millions	GAAP	Acquisition- and Divestiture- Related Costs[3]	Restructuring Costs	Certain Other Items	Non-GAAP[2]
Year Ended Dec. 31, 2017
Materials and production	$12,775	$3,187	$138	$—	$9,450
Marketing and administrative	9,830	44	2	—	9,784
Research and development	9,982	284	11	2,350	7,337
Restructuring costs	776	—	776	—	—
Other (income) expense, net	12	19	—	(16)	9

Year Ended Dec. 31, 2016
Materials and production	$13,891	$4,035	$181	$—	$9,675
Marketing and administrative	9,762	78	95	—	9,589
Research and development	10,124	3,152	142	—	6,830
Restructuring costs	651	—	651	—	—
Other (income) expense, net	720	47	—	558	115

3         Includes expenses for the amortization of intangible assets and purchase accounting adjustments to inventories recognized as a result of acquisitions, intangible asset impairment charges and expense or income related to changes in the estimated fair value measurement of contingent consideration. Also includes integration, transaction and certain other costs related to business acquisitions and divestitures.

GAAP Expense, EPS and Related Information

Gross margin was 67.4 percent for the fourth quarter of 2017 compared to 67.1 percent for the fourth quarter of 2016. The gross margin was 68.2 percent for the full year of 2017 compared to 65.1 percent for the full year of 2016. The increase in gross margin for the full year of 2017 was primarily driven by lower acquisition- and divestiture-related costs and restructuring costs which negatively affected gross margin by 8.2 percentage points in the full year of 2017 compared with 10.6 percentage points for the full year of 2016. In addition, gross margin was impacted by the favorable effects of product mix partially offset by costs related to the cyber-attack.

Marketing and administrative expenses were $2.6 billion in the fourth quarter of 2017, a 1 percent decrease compared to the fourth quarter of 2016. The decrease primarily reflects lower acquisition- and divestiture-related costs. Full-year 2017 marketing and administrative expenses were $9.8 billion, a 1 percent increase compared to the full year of 2016. The increase reflects higher administrative costs, including costs associated with the company now operating its European vaccines business in the countries that were previously part of the SPMSD vaccines joint venture, remediation costs related to the cyber-attack and higher promotion expenses related to product launches, partially offset by lower restructuring costs and acquisition- and divestiture-related costs.

Research and development (R&D) expenses were $2.1 billion in the fourth quarter of 2017 compared with $4.7 billion in the fourth quarter of 2016. The decline was driven primarily by lower in-process research and development (IPR&D) impairment charges, partially offset by higher expenses related to business development transactions, clinical development spending and investment in early drug development. R&D expenses were $10.0 billion for the full year of 2017, a 1 percent decrease compared to the full year of 2016. The decline reflects lower IPR&D impairment charges and restructuring costs. These were offset by a $2.35 billion aggregate charge recorded in 2017 related to the formation of the collaboration with AstraZeneca, as well as a reduction in prior year expenses related to a decrease in the estimated fair value measurement of liabilities for contingent consideration and higher clinical development spending.

Other (income) expense, net, was $19 million of income in the fourth quarter of 2017 compared to $631 million of expense in the fourth quarter of 2016 and was $12 million of expense for the full year of 2017 compared to $720 million of expense for the full year of 2016. Other (income) expense, net, in 2017 reflects the favorable impacts of foreign exchange and gains on sales of securities, partially offset by a loss on the extinguishment of debt. Other (income) expense, net, for the fourth quarter and full year of 2016 includes a $625 million charge to settle worldwide KEYTRUDA patent litigation.

The effective income tax rates of 141.0 percent for the fourth quarter and 61.6 percent for full year of 2017 include the unfavorable impact of a $2.6 billion provisional charge related to U.S. tax legislation. The provisional tax charge includes a one-time repatriation transition tax of approximately $5.0 billion, which will be paid over eight years. The transition tax was partially offset by adjustments to deferred tax liabilities, including taxes previously provided on foreign earnings and remeasurement of net U.S. deferred tax liabilities. The provisional tax charge may change in 2018 based on further analysis and regulatory guidance. In addition, the effective income tax rate for the full year of 2017 reflects the unfavorable impact of a $2.35 billion aggregate charge related to the formation of the collaboration with AstraZeneca for which no tax benefit has been recognized, partially offset by the favorable impact of a net tax benefit of $234 million related to the settlement of certain federal income tax issues.

GAAP EPS was $(0.32) for the fourth quarter of 2017 compared with $(0.22) for the fourth quarter of 2016. GAAP EPS was $0.93 for the full year of 2017 compared with $1.41 for the full year of 2016.

Non-GAAP Expense, EPS and Related Information

The non-GAAP gross margin was 74.6 percent for the fourth quarter of 2017, compared to 74.8 percent for the fourth quarter of 2016. The non-GAAP gross margin was 76.4 percent for the full year of 2017 compared to 75.7 percent for the full year of 2016. The increase in non-GAAP gross margin for the full year of 2017 reflects the favorable effects of product mix partially offset by costs related to the cyber-attack.

Non-GAAP marketing and administrative expenses were $2.6 billion in the fourth quarter of 2017, comparable to the fourth quarter of 2016. Non-GAAP marketing and administrative expenses were $9.8 billion for the full year of 2017, a 2 percent increase compared to the full year of 2016. The increase reflects higher administrative costs, including costs associated with the company now operating its European vaccines business in the countries that were previously part of the SPMSD vaccines joint venture, higher promotion costs related to product launches and remediation costs related to the cyber-attack.

Non-GAAP R&D expenses were $2.1 billion in the fourth quarter of 2017, an 18 percent increase compared to the fourth quarter of 2016. The increase reflects higher expenses related to business development transactions, clinical development spending and investment in early drug development. Non-GAAP R&D expenses were $7.3 billion for the full year of 2017, a 7 percent increase compared to the full year of 2016, reflecting increased clinical development spending.

Non-GAAP other (income) expense, net, was $13 million of income in the fourth quarter of 2017 compared to $32 million of expense in the fourth quarter of 2016. Non-GAAP other

(income) expense, net, for the full year of 2017 was $9 million of expense compared to $115 million of expense for the full year of 2016. Non-GAAP other (income) expense, net, in 2017 reflects the favorable impact of foreign exchange and realized gains on sales of equity securities, partially offset by a loss on extinguishment of debt.

The non-GAAP effective income tax rate for the fourth quarter of 2017 was 15.3 percent compared with 23.3 percent for the fourth quarter of 2016 and was 19.1 percent for the full year of 2017 compared with 22.3 percent for the full year of 2016.

Non-GAAP EPS was $0.98 for the fourth quarter of 2017 compared with $0.89 for the fourth quarter of 2016. Non-GAAP EPS was $3.98 for the full year of 2017 compared with $3.78 for the full year of 2016.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the table that follows.

	Fourth Quarter		Year Ended
$ in millions, except EPS amounts	2017	2016	Dec. 31, 2017	Dec. 31, 2016
EPS
GAAP EPS	$(0.32)	$(0.22)	$0.93	$1.41
Difference[4]	1.30	1.11	3.05	2.37
Non-GAAP EPS that excludes items listed below[2]	$0.98	$0.89	$3.98	$3.78

Net Income
GAAP net (loss) income[1]	$(872)	$(594)	$2,568	$3,920
Difference	3,537	3,064	8,365	6,618
Non-GAAP net income that excludes items listed below[1,2]	$2,665	$2,470	$10,933	$10,538

Decrease (Increase) in Net Income Due to Excluded Items:
Acquisition- and divestiture-related costs[3]	$737	$3,710	$3,534	$7,312
Restructuring costs	322	310	927	1,069
Aggregate charge related to the formation of a collaboration with AstraZeneca	—	—	2,350	—
Charge to settle worldwide KEYTRUDA patent litigation	—	625	—	625
Other	(7)	(61)	(16)	(67)
Net decrease (increase) in income before taxes	1,052	4,584	6,795	8,939
Income tax (benefit) expense[5]	2,485	(1,520)	1,570	(2,321)
Decrease (increase) in net income	$3,537	$3,064	$8,365	$6,618

Financial Outlook

At mid-January 2018 exchange rates, Merck anticipates full-year 2018 revenue to be between $41.2 billion and $42.7 billion, including an approximately 1 percent positive impact from foreign exchange.

4              Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS, which may be different than the amount calculated by dividing the impact of the excluded items by the weighted-average shares for the period.

5              Includes the estimated tax impact on the reconciling items. In addition, amounts for fourth-quarter and full-year 2017 include a $2.6 billion provisional charge related to U.S. tax legislation. Amount for full year 2017 also includes a $234 million net benefit related to the settlement of certain federal income tax issues, as well as a benefit of $88 million related to the settlement of a state income tax issue.

Merck expects its full-year 2018 GAAP EPS to be between $2.97 and $3.12. Merck expects its full-year 2018 non-GAAP EPS to be between $4.08 and $4.23, including an approximately 1 percent negative impact from foreign exchange. The non-GAAP range excludes acquisition- and divestiture-related costs and costs related to restructuring programs.

The following table summarizes the company’s full year 2018 financial guidance.

	GAAP	Non-GAAP[2]

Revenue	$41.2 to $42.7 billion	$41.2 to $42.7 billion**
Operating expenses	Lower than 2017 by a high-single digit rate	Higher than 2017 by a low- to mid-single digit rate
Effective tax rate	19.0% to 20.0%	19.0% to 20.0%
EPS	$2.97 to $3.12	$4.08 to $4.23

**The company does not have any non-GAAP adjustments to revenue.

The guidance for both GAAP and non-GAAP operating expenses reflects the adoption of new accounting guidance on Jan. 1, 2018, related to defined benefit plans that requires a retroactive reclassification of certain components of net benefit cost/credit within the consolidated statement of income. There is no impact to net income as a result of adopting the new guidance. See supplemental information on the Investors section of Merck’s website (http://investors.merck.com) for additional details on the 2017 reclassification.

A reconciliation of anticipated 2018 GAAP EPS to non-GAAP EPS and the items excluded from non-GAAP EPS are provided in the table below.

$ in millions, except EPS amounts	Full-Year 2018

GAAP EPS	$2.97 to $3.12
Difference[4]	1.11
Non-GAAP EPS that excludes items listed below[2]	$4.08 to $4.23

Acquisition- and divestiture-related costs	$3,200
Restructuring costs	500
Net decrease (increase) in income before taxes	3,700
Estimated income tax (benefit) expense	(715)
Decrease (increase) in net income	$2,985

Capital Allocation

The recently enacted U.S. tax legislation improves Merck’s financial flexibility to invest in sustainable long-term value creating opportunities. In addition to the company’s ongoing investment in R&D, business development and continued support of the dividend, as well as share repurchases, the company also:

•                  Plans to invest approximately $12 billion over 5 years in capital projects including approximately $8 billion in the United States

•                  Made a contribution to the Merck Foundation in the fourth quarter of 2017

•                  Plans to provide a one-time, long-term incentive award for its eligible non-executive employees in the second quarter of 2018

Total Employees

As of Dec. 31, 2017, Merck had approximately 69,000 employees worldwide.

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the call today at 8:00 a.m. EST on Merck’s website at http://investors.merck.com/events-and-presentations/default.aspx. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782 and using ID code number 9899537. Members of the media are invited to monitor the call by dialing (706) 758-9928 or (800) 399-7917 and using ID code number 9899537. Journalists who wish to ask questions are requested to contact a member of Merck’s Media Relations team at the conclusion of the call.

About Merck

For more than a century, Merck, a leading global biopharmaceutical company known as MSD outside of the United States and Canada, has been inventing for life, bringing forward medicines and vaccines for many of the world’s most challenging diseases. Through our prescription medicines, vaccines, biologic therapies and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to health care through far-reaching policies, programs and partnerships. Today, Merck continues to be at the forefront of research to advance the prevention and treatment of diseases that threaten people and communities around the world - including cancer, cardio-metabolic diseases, emerging animal diseases, Alzheimer’s disease and infectious diseases including HIV and Ebola. For more information, visit www.merck.com and connect with us on Twitter, Facebook, YouTube and LinkedIn.

Forward-Looking Statement of Merck & Co., Inc., Kenilworth, N.J., USA

This news release of Merck & Co., Inc., Kenilworth, N.J., USA (the “company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s 2016 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

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MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP			GAAP
	4Q17	4Q16	% Change	Full Year 2017	Full Year 2016	% Change
Sales	$10,433	$10,115	3%	$40,122	$39,807	1%

Costs, Expenses and Other
Materials and production (1)	3,406	3,332	2%	12,775	13,891	-8%
Marketing and administrative (1)	2,580	2,593	-1%	9,830	9,762	1%
Research and development (1) (2)	2,055	4,650	-56%	9,982	10,124	-1%
Restructuring costs (3)	306	265	15%	776	651	19%
Other (income) expense, net (1) (4)	(19)	631	*	12	720	-98%
Income (Loss) Before Taxes	2,105	(1,356)	*	6,747	4,659	45%
Income Tax Provision (Benefit) (1)	2,969	(769)		4,155	718
Net (Loss) Income	(864)	(587)	47%	2,592	3,941	-34%
Less: Net Income Attributable to Noncontrolling Interests	8	7		24	21
Net (Loss) Income Attributable to Merck & Co., Inc.	$(872)	$(594)	47%	$2,568	$3,920	-34%
(Loss) Earnings per Common Share Assuming Dilution (5)	$(0.32)	$(0.22)	45%	$0.93	$1.41	-34%

Average Shares Outstanding Assuming Dilution (5)	2,715	2,755		2,748	2,787
Tax Rate (6)	141.0%	56.7%		61.6%	15.4%

* 100% or greater

(1) Amounts include the impact of acquisition and divestiture-related costs, restructuring costs and certain other items. See accompanying tables for details.

(2) Research and development expenses for full year 2017 include a $2.35 billion aggregate charge recorded in conjunction with the formation of a collaboration with AstraZeneca.

(3) Represents separation and other related costs associated with restructuring activities under the company’s formal restructuring programs.

(4) Other (income) expense, net in the fourth quarter and full year of 2016 includes a $625 million charge to settle worldwide patent litigation related to KEYTRUDA.

(5) Because the company recorded a net loss in the fourth quarter of 2017 and 2016, no potential dilutive common shares were used in the computation of loss per common share assuming dilution as the effect would have been anti-dilutive.

(6) The effective income tax rates for the fourth quarter and full year of 2017 reflect the net unfavorable impact of a $2.6 billion provisional charge related to the enactment of U.S. tax legislation.  The effective income tax rate for the full year of 2017 also reflects the unfavorable impact of a $2.35 billion aggregate pretax charge recorded in conjunction with the formation of a collaboration with AstraZeneca for which no tax benefit has been recognized.  Additionally, the effective income tax rate for the full year of 2017 reflects the favorable impact of a net tax benefit of $234 million related to the settlement of certain federal income tax issues.

MERCK & CO., INC.

GAAP TO NON-GAAP RECONCILIATION

FOURTH QUARTER 2017

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition and Divestiture-Related Costs (1)		Restructuring Costs (2)		Certain Other Items	Adjustment Subtotal	Non-GAAP

Materials and production	$3,406	737		17			754	$2,652
Marketing and administrative	2,580	4		(1)			3	2,577
Research and development	2,055	(5)		—			(5)	2,060
Restructuring costs	306			306			306	—
Other (income) expense, net	(19)	1				(7)	(6)	(13)
Income Before Taxes	2,105	(737)		(322)		7	(1,052)	3,157
Income Tax Provision (Benefit)	2,969	(88	)(3)	(50	)(3)	2,623 (4)	2,485	484
Net (Loss) Income	(864)	(649)		(272)		(2,616)	(3,537)	2,673
Net (Loss) Income Attributable to Merck & Co., Inc.	(872)	(649)		(272)		(2,616)	(3,537)	2,665
(Loss) Earnings per Common Share Assuming Dilution	$(0.32)	(0.24)		(0.10)		(0.96)	(1.30)	$0.98

Tax Rate	141.0%							15.3%

Only the line items that are affected by non-GAAP adjustments are shown.

Merck is providing certain non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results as it permits investors to understand how management assesses performance. Management uses these measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. Senior management’s annual compensation is derived in part using non-GAAP income and non-GAAP EPS. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs primarily reflect expenses for the amortization of intangible assets recognized as a result of business acquisitions.  Amounts included in marketing and administrative expenses reflect integration, transaction and certain other costs related to business acquisitions and divestitures.  Amounts included in research and development expenses primarily reflect a reduction of expenses related to a decrease in the estimated fair value measurement of liabilities for contingent consideration.  Amounts included in other (income) expense, net reflect goodwill and intangible asset impairment charges related to a business in the Healthcare Services segment, largely offset by royalty income in connection with the termination of the Sanofi-Pasteur MSD joint venture.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to activities under the company’s formal restructuring programs.

(3) Represents the estimated tax impact on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments.

(4) Includes the estimated tax impact on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments, as well as a $2.6 billion provisional charge related to the enactment of U.S. tax legislation.

MERCK & CO., INC.

GAAP TO NON-GAAP RECONCILIATION

FULL YEAR 2017

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2b

	GAAP	Acquisition and Divestiture-Related Costs (1)		Restructuring Costs (2)		Certain Other Items (3)	Adjustment Subtotal	Non-GAAP

Materials and production	$12,775	3,187		138			3,325	$9,450
Marketing and administrative	9,830	44		2			46	9,784
Research and development	9,982	284		11		2,350	2,645	7,337
Restructuring costs	776			776			776	—
Other (income) expense, net	12	19				(16)	3	9
Income Before Taxes	6,747	(3,534)		(927)		(2,334)	(6,795)	13,542
Income Tax Provision (Benefit)	4,155	(552	)(4)	(182	)(4)	2,304 (5)	1,570	2,585
Net Income	2,592	(2,982)		(745)		(4,638)	(8,365)	10,957
Net Income Attributable to Merck & Co., Inc.	2,568	(2,982)		(745)		(4,638)	(8,365)	10,933
Earnings per Common Share Assuming Dilution	$0.93	(1.09)		(0.27)		(1.69)	(3.05)	$3.98

Tax Rate	61.6%							19.1%

Only the line items that are affected by non-GAAP adjustments are shown.

Merck is providing certain non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results as it permits investors to understand how management assesses performance. Management uses these measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. Senior management’s annual compensation is derived in part using non-GAAP income and non-GAAP EPS. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs primarily reflect $3.1 billion of expenses for the amortization of intangible assets recognized as a result of business acquisitions, as well as $134 million of intangible asset impairment charges.  Amounts included in marketing and administrative expenses reflect integration, transaction and certain other costs related to business acquisitions and divestitures.  Amounts included in research and development expenses reflect $257 million of in-process research and development (IPR&D) impairment charges and $27 million of expenses related to an increase in the estimated fair value measurement of liabilities for contingent consideration.  Amounts included in other (income) expense, net reflect goodwill and intangible asset impairment charges related to a business in the Healthcare Services segment, as well as expenses related to changes in the estimated fair value measurement of liabilities for contingent consideration, partially offset by royalty income in connection with the termination of the Sanofi-Pasteur MSD joint venture.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to activities under the company’s formal restructuring programs.

(3) Amount included in research and development expenses represents an aggregate charge recorded in conjunction with the formation of a collaboration with AstraZeneca.

(4) Represents the estimated tax impact on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments.

(5) Includes the estimated tax impact on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments. Also includes a $2.6 billion provisional charge related to the enactment of U.S. tax legislation, as well as a $234 million net tax benefit related to the settlement of certain federal income tax issues and an $88 million tax benefit related to the settlement of a state income tax issue.

MERCK & CO., INC.
FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)
Table 3

	2017					2016					4Q		Full Year
	1Q	2Q	3Q	4Q	Full Year	1Q	2Q	3Q	4Q	Full Year	Nom %	Ex-Exch %	Nom %	Ex-Exch %
TOTAL SALES (1)	$9,434	$9,930	$10,325	$10,433	$40,122	$9,312	$9,844	$10,536	$10,115	$39,807	3	2	1	1
PHARMACEUTICAL	8,185	8,759	9,156	9,290	35,390	8,104	8,700	9,443	8,904	35,151	4	3	1	1
Primary Care and Women’s Health
Cardiovascular
Zetia	334	367	320	323	1,344	612	702	671	575	2,560	-44	-45	-48	-47
Vytorin	241	182	142	186	751	277	293	273	299	1,141	-38	-41	-34	-35
Atozet	49	63	59	54	225	23	33	39	50	146	7	2	54	51
Adempas	84	67	70	79	300	33	40	48	49	169	63	60	78	77
Diabetes
Januvia	839	948	1,012	938	3,737	906	1,064	1,006	932	3,908	1	1	-4	-4
Janumet	496	563	513	586	2,158	506	569	548	577	2,201	2	-1	-2	-3
General Medicine & Women’s Health
NuvaRing	160	199	214	188	761	175	200	195	207	777	-9	-10	-2	-3
Implanon / Nexplanon	170	178	155	183	686	134	164	148	160	606	14	13	13	13
Follistim AQ	81	79	72	66	298	94	73	101	87	355	-25	-27	-16	-16
Hospital and Specialty
Hepatitis
Zepatier	378	517	468	296	1,660	50	112	164	229	555	29	27	199	199
HIV
Isentress / Isentress HD	305	282	310	308	1,204	340	338	372	337	1,387	-9	-11	-13	-14
Hospital Acute Care
Bridion	148	163	185	209	704	90	113	139	139	482	50	49	46	46
Noxafil	141	155	162	179	636	145	143	147	161	595	11	8	7	7
Invanz	136	150	159	157	602	114	143	152	152	561	3	2	7	7
Cancidas	121	112	94	95	422	133	131	142	152	558	-37	-39	-24	-24
Cubicin	96	103	91	92	382	292	357	320	119	1,087	-22	-23	-65	-65
Primaxin	62	71	73	74	280	73	81	77	66	297	12	10	-6	-4
Immunology
Remicade	229	208	214	186	837	349	339	311	269	1,268	-31	-35	-34	-34
Simponi	184	199	219	217	819	188	199	193	186	766	17	10	7	6
Oncology
Keytruda	584	881	1,047	1,297	3,809	249	314	356	483	1,402	169	166	172	171
Emend	133	143	137	143	556	126	143	137	144	549	-1	-2	1	1
Temodar	66	65	68	73	271	66	73	78	67	283	10	11	-4	-4
Diversified Brands
Respiratory
Singulair	186	203	161	182	732	237	229	239	210	915	-13	-14	-20	-19
Nasonex	139	85	42	120	387	229	101	94	112	537	8	7	-28	-29
Dulera	82	69	59	77	287	113	121	97	105	436	-26	-27	-34	-34
Other
Cozaar / Hyzaar	112	119	128	125	484	126	132	131	121	511	3	2	-5	-4
Arcoxia	103	89	80	91	363	111	117	114	108	450	-16	-19	-19	-20
Fosamax	61	66	53	62	241	75	73	68	68	284	-9	-10	-15	-15
Vaccines (2)
Gardasil / Gardasil 9	532	469	675	633	2,308	378	393	860	542	2,173	17	15	6	6
ProQuad / M-M-R II / Varivax	355	399	519	403	1,676	357	383	496	405	1,640	0	-1	2	2
Pneumovax 23	163	166	229	263	821	107	120	175	238	641	11	11	28	29
RotaTeq	224	123	179	160	686	188	130	171	162	652	-1	-2	5	5
Zostavax	154	160	234	121	668	125	149	190	221	685	-45	-46	-2	-3
Other Pharmaceutical (3)	1,037	1,116	1,013	1,124	4,295	1,083	1,128	1,191	1,172	4,574	-4	-5	-6	-6
ANIMAL HEALTH	939	955	1,000	981	3,875	829	900	865	884	3,478	11	8	11	11
Other Revenues (4)	310	216	169	162	857	379	244	228	327	1,178	-51	-27	-27	-13

* 200% or greater

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1)                 Only select products are shown.

(2)                 Vaccine sales in 2017 include sales in the European markets that were previously part of the Sanofi Pasteur MSD (SPMSD) joint venture that was terminated on December 31, 2016. Amounts for 2016 reflect supply sales to SPMSD.

(3)                 Includes Pharmaceutical products not individually shown above. Other Vaccines sales included in Other Pharmaceutical were $88 million in the first quarter, $87 million in the second quarter, $89 million in the third quarter, and $123 million in the fourth quarter of 2017 and $103 million, $91 million, $135 million and $126 million for the first, second, third and fourth quarters of 2016, respectively.

(4)                 Other Revenues are comprised primarily of alliance revenue, third-party manufacturing sales and miscellaneous corporate revenues, including revenue hedging activities.